                                                                    EXHIBIT 99.1


                        [CENTENNIAL COMMUNICATIONS LOGO]

                                        For further information, please contact:
                                                               Eric S. Weinstein
                                                   VP, Strategic Planning and IR
                                                 Centennial Communications Corp.
                                                          3349 Route 138, Bldg A
                                                                  Wall, NJ 07719
                                                                  (732) 556-2220

     CENTENNIAL COMMUNICATIONS CORP. ANNOUNCES RESULTS FOR FISCAL YEAR 2004

HOLD FOR CALL

WALL, NEW JERSEY - SEPTEMBER 1, 2004 - Centennial Communications Corp. (Nasdaq:CYCL) today announced results for the quarter and fiscal year ended May 31, 2004.

Consolidated revenues for fiscal year 2004 increased 11% from the prior year to $828.8 million. Net loss was $22.8 million for fiscal year 2004, as compared to a $111.6 million loss in the prior year. "Adjusted Operating Income" ("AOI") was $330.5 million, an 11% increase from the prior year. AOI is net income (loss) before minority interest in income of subsidiaries, income tax (expense) benefit, other income (expense), loss on extinguishment of debt, interest expense-net, income from equity investments, loss (gain) on disposition of assets, loss on impairment of assets, depreciation and amortization, and other non-cash charges. Please refer to Exhibit A -- "Non-GAAP Financial Measures."

During the fiscal fourth quarter ended May 31, 2004, the Company reported consolidated revenues of $214.8 million. Net income for the fourth quarter was $3.2 million, a decrease of $55.3 million from the same quarter last year. The Company reported AOI of $88.8 million for the fourth quarter, an increase of 8% from the same quarter last year.

Other significant events reported during and after fiscal 2004 include:

     - The Company launched its global system for mobile communications ("GSM") network in every cell site in its Midwest cluster ahead of schedule and within budget. The Company began receiving GSM roaming traffic in late November and has gradually introduced GSM service features and phones in all of its Midwest markets. Over 80% of the Company's gross subscriber additions in its

        Midwest cluster are now subscribing to GSM services. The Company expects to launch GSM service in its Southeast cluster by the end of calendar year 2004.

     - The Company's consolidated free cash flow (AOI minus capital expenditures) reached a record $198 million for fiscal 2004 up from $164 million in fiscal 2003, with contributions from Caribbean Wireless and Caribbean Broadband now approaching that of U.S. Wireless. Caribbean Wireless and Caribbean Broadband AOI for Fiscal 2004 exceeded that of U.S. Wireless for the first time in the Company's history.

     - The Company consummated a series of refinancing transactions aggregating $1.6 billion during fiscal 2004 that significantly improved the Company's balance sheet. The new financings extended the weighted average maturities of the Company's long-term debt and eliminated approximately $600 million in scheduled amortization payments over the next four years. In addition, these transactions resulted in greater financial and operating flexibility through a reduced number of financial covenants and simplified capital structure. The Company also significantly improved the liquidity of its common stock through a 10 million share equity offering in November 2003.

     - In August 2004, the Company announced that it had exercised its options to purchase 10 MHz of PCS spectrum from AT&T Wireless covering an aggregate of approximately 4.1 million population equivalents (POPs) contiguous to the Company's existing footprint in Michigan and Indiana. The aggregate exercise price of the spectrum is $19.5 million. At the same time, the Company also announced that it entered into a definitive agreement to sell to Verizon Wireless for $24 million in cash the Indianapolis and Lafayette, Indiana licenses that it expects to acquire from AT&T Wireless. If consummated, the net result of these transactions will be that the Company will obtain licenses covering approximately 2.2 million incremental POPS, and receive $4.5 million of cash. Both transactions are subject to customary closing conditions, including regulatory approvals and are expected to close before calendar year-end 2004.

     - In May 2004, the Company announced its intention to seek strategic options for its Puerto Rico cable operations. The Company is currently in advanced negotiations regarding a potential sale of the cable operations. There can be no assurance that the Company will consummate any transaction with respect to its cable operations.

"I am delighted by the strength of our operating results for the quarter and fiscal year ended May 31, 2004. The results demonstrate the power of the Centennial brand and the positive customer experience it has come to signify. Centennial's focus on providing an outstanding customer experience is clearly paying dividends and bodes well for our prospects in fiscal 2005 and beyond", said Michael J. Small, Chief Executive Officer.

The Company's wireless subscribers at May 31, 2004 were 1,051,200, an increase of 12% over fiscal 2003. In the fourth quarter, Caribbean Wireless subscribers increased 21,600 as compared to the prior quarter, due to strong subscriber growth in both Puerto Rico and the Dominican Republic. In the fourth quarter, U.S. Wireless subscribers increased 2,900 from the prior quarter, aided by GSM and national rate plans. Postpaid churn for the quarter was 1.8% in U.S. Wireless and 2.4% in Caribbean Wireless. During fiscal year 2004, Caribbean Wireless subscribers increased by 97,600 as compared to 62,300 in fiscal 2003 and in U.S. Wireless by 16,500 as compared to no subscriber growth in fiscal 2003. Caribbean Broadband switched access lines reached 50,210 and dedicated access line equivalents were 213,920 at May 31, 2004, up 24% and 18%, respectively from May 31, 2003. Cable TV subscribers were 73,400 at May 31, 2004, down 4,800 from the prior year.

For the year, total Caribbean revenues (consisting of the Caribbean Wireless and Caribbean Broadband segments) were $458.6 million and AOI was $181.0 million. AOI for the year was up 33% from the prior year. Caribbean Wireless revenues for the year reached $306.2 million, an increase of 17% from the prior year. Caribbean Wireless AOI for the year was $121.6 million, an increase of 26% from the prior year. Caribbean Broadband revenues for the year were $164.7 million and AOI reached $59.4 million, up 16% and 51% respectively, from the prior year.

U.S. Wireless revenues were $370.2 million for the year ended May 31, 2004 and AOI was $149.5 million. Revenue increased 4% from the prior year due to a 13% increase in service revenue, partially offset by a 30% reduction in roaming revenue. Roaming revenue was $54.3 million in fiscal 2004, or 7% of consolidated revenue, as compared to $77.6 million or 10% of consolidated revenues in fiscal 2003. U.S. Wireless AOI decreased by 7% from the prior year due to the reduction in roaming revenue, partially offset by an increase in service revenue and improved margins on retail revenue. Service revenue per subscriber increased to $45 from $40 in the prior year, primarily due to the introduction of national rate plans.

Consolidated capital expenditures for the year ended May 31, 2004 were $132.9 million or 16% of revenue. Net debt at May 31, 2004 was $1,655.8 million as compared to $1,691.6 million at May 31, 2003.

The Company projects AOI growth for fiscal 2005 of 5-10% as compared to $330.5 million in fiscal 2004. The Company projects capital expenditures of approximately $160 million in fiscal 2005, which includes approximately $25 million associated with the build out of the Lansing and Grand Rapids, Michigan licenses we expect to acquire from AT&T Wireless. A reconciliation of projected AOI is not included as it is not possible to project certain components of such reconciliation at this time.

In preparation for complying with the provisions of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting that will be effective for the Company for its fiscal year ending May 31, 2005, and recent guidance surrounding such legislation, the Company has restated its financial statements as of May 31, 2003 and for the years ended May 31, 2003 and 2002. Such restatements primarily relate to adjustments that were identified in the ordinary course of prior audits of the Company's financial statements, but not recorded at the time due to their immateriality. All comparisons to the fiscal year ended May 31, 2003 made in this release give effect to this restatement. Revised financial statements for the first through third quarters of fiscal 2004 are included in the attached tables. Additional information regarding the restatement is contained in the Company's Form 10-K filed on August 31, 2004.

In addition to the financial results determined in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release contains non-GAAP financial measures such as AOI and free cash flow. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP to these non-GAAP financial measures are provided in Exhibit A to this press release.

Conference Call Information

As previously announced, the Company will host a conference call concerning the results on September 1, 2004 at 8:30 a.m. (Eastern). The conference call will be simultaneously webcast over the Internet through the Company's website (www.centennialcom.com), click on "Investor Relations." The conference call will also be available at www.streetevents.com. A replay of the conference call will be available on both sites after the conclusion of the call through September 14, 2004.

About Centennial

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 1,051,200 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at www.centennialwireless.com, www.centennialpr.com and www.centennialrd.com.

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: our substantial debt obligations; the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness; restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; the competitive nature of the telecommunications industry in the areas in which we operate, including, without limitation, the effect of existing and new competitors, including competitors that may have a lower cost basis or greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region, including the effects of world events on tourism in the Caribbean; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued reduction of prices charged and lower average revenue per subscriber; fluctuations in currency values; our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our dependence on roaming agreements for our ability to offer our wireless customers nationwide rate plans at competitive prices; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers; the effects of consolidation in the wireless communications industry; the effects of governmental regulation of the telecommunications industry; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; declining rates for international long distance traffic; opportunities for growth through acquisitions and investments and our ability to manage this growth; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; our ability to effectively manage subscriber cancellations, particularly in light of regulations that took effect November 2004 requiring wireless companies to permit the phone numbers that they allocate to their customers to be portable when the customer switches to another carrier, which may increase customer churn and present technological difficulties; local operating hazards and risks in the areas in which we operate, including without limitation, hurricanes, tornadoes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving; potential litigation relating to possible health effects of radio frequency transmission; the relative illiquidity and corresponding volatility of our common stock and our ability to raise equity capital; the control of us retained by certain of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of this release, and the Company assumes no obligation to update or revise any such forward-looking statements.

EXHIBIT A -- NON-GAAP FINANCIAL MEASURES

      Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. Throughout this press release, we present certain financial measures that are not calculated and presented in accordance with GAAP, including "adjusted operating income." We previously referred to this non-GAAP financial measure in our filings with the United States Securities and Exchange Commission ("SEC"), press releases and other communications with investors as "adjusted EBITDA." The change to "adjusted operating income" is a change in name only and we have not changed the way we calculate current or prior results with respect to this financial measure.

      We view adjusted operating income as an operating performance measure, and as such we believe that the GAAP financial measure most directly comparable to it is net income or net loss. In calculating adjusted operating income, we exclude from net income or net loss the financial items that we believe have less significance to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of this non-GAAP financial measure as a result of these exclusions. Adjusted operating income is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted operating income as a substitute for any GAAP financial measure. In addition, our calculation of adjusted operating income may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of adjusted operating income to the comparable GAAP financial measures that are included in this press release and not to rely on any single financial measure to evaluate our business.

      Adjusted operating income is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. Management also uses this financial measure as one of several criteria to determine the achievement of performance-based cash bonuses. We also regularly communicate our adjusted operating income to the public through our earnings releases because it is the financial measure commonly used by analysts that cover our industry and our investor base to evaluate our performance. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted operating income, to provide a financial measure by which to compare a company's assessment of its operating performance against that of other companies in the same industry. This non-GAAP financial measure is helpful in more clearly reflecting the sales of our products and services, as well as highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that have less bearing on our performance. In addition, as our calculation of adjusted operating income is similar, but not identical, to certain financial ratios that are used in the financial covenants of our New Senior Secured Credit Facility and the indentures governing our Senior Subordinated Notes due 2008, Senior Notes due 2013 and Senior Notes due 2014, and since we do not publicly disclose the calculations of these financial ratios, adjusted operating income is the most comparable financial measure that is readily available to investors to evaluate our compliance with our financial covenants.

      The term "adjusted operating income" as used in this press release refers to, for any period, net income (loss) before minority interest in income of subsidiaries, income tax (expense) benefit , other income (expense), loss on extinguishment of debt, interest expense-net, income from equity investments, loss (gain) on disposition of assets, loss on impairment of assets, depreciation and amortization, and other non-cash charges.

      Set forth below are descriptions of the financial items that have been excluded from our net income (loss) to calculate adjusted operating income and the material limitations associated with using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure:

      - Minority interest in income or loss of subsidiaries relates to our minority investors' proportionate share of income in our non-wholly owned subsidiaries, which generated non-cash charges to our operating results. Operating results attributable to these minority investors' investments do not necessarily result in any direct, immediate benefit or detriment to us and, therefore, we believe it would be helpful for an investor to exclude such items to better reflect our core operating performance.

      - Management does not consider income tax benefit or expense when considering the profitability of our core operations. Nevertheless, the amount of taxes we are required to pay reduces the amount of funds otherwise available for use in our business and thus may be useful for an investor to consider.

      - Other income or expense relates to foreign currency translation losses in our operations in the Dominican Republic because some of our revenue in the Dominican Republic is collected and expenses are paid in local currency, the DR peso. Although foreign currency translation gains or losses have a cash effect on our results, because some of our costs incurred in the Dominican Republic are paid in U.S. dollars, by excluding them we are better able to evaluate the real effects of changes in our core operating performance.

      - Loss on extinguishment of debt relates to our refinancing transactions in fiscal 2004. As such, we do not believe these costs are relevant to an understanding of our core operating results.

      - The amount of interest expense we incur is significant and reduces the amount of funds otherwise available to use in our business and, therefore, is important for investors to consider. However, management does not consider the amount of interest expense when evaluating our core operating performance.

      - Income from equity investments relates to our proportionate share of income or loss from the entities in which we hold minority interests. We do not control these entities and, as such, do not believe the income we receive from such entities is indicative of our core operating performance.

      - The fiscal 2004 other non-cash charges relates to the write-off of a promissory note received in connection with the sale of our Jamaican Internet Service provider that occurred in fiscal 2003. While this charge reduces cash available to us, management does not consider this write-off amount when evaluating core operating performance. Further, the gain on the sale of our Jamaican Internet Service provider, was excluded from AOI at the time of the sale.

      - The fiscal 2003 other non-cash charges relate to disputed billings that arose in prior fiscal years with the Puerto Rico Telephone Company ("PRTC"). We recorded this charge in the second quarter of fiscal 2003 as a result of developments in these disputes at that time and the protracted negotiations with the PRTC concerning the disputed billings. While these charges reduced cash available to us, due to newly negotiated interconnection rates with the PRTC, we believe disputed charges will become less material in future periods.

      - Loss or gain on the disposition of assets may increase or decrease the cash available to us and thus may be important for an investor to consider. We are not in the business of acquiring or disposing of assets and, therefore, the effect of the disposition of assets may not be comparable from year-to-year. We believe such gains or losses recorded on the disposition of an asset do not reflect the core operating performance of our business

      - Loss on impairment of assets is a non-cash charge incurred as a result of changes in the valuations of our assets. Although it is important to recognize that some of our assets have decreased in value, we do not believe it is indicative of our core operating performance.

      - Depreciation and amortization are important for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment, which produce our revenue. We do not believe these charges are indicative of our core operating performance.

      Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

      The following table sets forth a reconciliation of net loss to adjusted operating income for our consolidated results.

         RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME

                                                   THREE MONTHS ENDED              FISCAL YEAR ENDED
                                              MAY 31, 2004    MAY 31, 2003    MAY 31, 2004    MAY 31, 2003
              (IN THOUSANDS)                          (UNAUDITED)                      (UNAUDITED)
              --------------                          -----------                      -----------
NET INCOME (LOSS)                             $      3,165    $     58,504    $    (22,792)   $   (111,646)
Minority interest in income of subsidiaries            219             660             627             489
Income tax expense (benefit)                         5,534         (43,444)          6,452         (69,904)
Other (income) expense                                (406)            168             (36)          1,045
Loss on extinguishment of debt                       3,016               -          39,176               -
Interest expense, net                               38,017          34,489         163,228         146,087
Income from equity investments                         (91)            (26)           (143)           (192)
                                              ------------    ------------    ------------    ------------
Operating income (loss)                             49,454          50,351         186,512         (34,121)
Other non-cash charges                               1,513            (907)          1,513           4,093
Loss (gain) on disposition of assets                 1,936             906           1,500          (1,451)
Loss on impairment of assets                             -               -               -         189,492
Depreciation and amortization                       35,884          32,083         140,991         139,065
                                              ------------    ------------    ------------    ------------
ADJUSTED OPERATING INCOME                     $     88,787    $     82,433    $    330,516    $    297,078
                                              ============    ============    ============    ============

      Our business segments were determined in accordance with GAAP. Our management measures the operating performance of each of our business segments based on adjusted operating income. Adjusted operating income is the measure of profit or loss reviewed by the chief operating decision maker when assessing the performance of each segment and making decisions about the resources to allocate to each segment. Under current SEC rules for non-GAAP financial measures, adjusted operating income as used with respect to our business segments is not required to be reconciled to a GAAP financial measure. We have, however, also provided in the following tables a reconciliation of operating income to adjusted operating income for each of our business segments.

      Set forth below are descriptions of the financial terms that have been excluded from each segment's operating income to calculate adjusted operating income.

      - Management fees relates to expense allocations from the Company's corporate headquarters to the operating segments. Management does not consider the amount of management fees when evaluating the Company's core operating performance.

      -     Other non-cash charges - See explanation above.

      -     Loss or gain on disposition of assets - See explanation above.

      -     Loss on impairment of assets - See explanation above.

      -     Depreciation and amortization - See explanation above.

U.S. WIRELESS

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME

                                                  THREE MONTHS ENDED           FISCAL YEAR ENDED
                                              MAY 31, 2004  MAY 31, 2003  MAY 31, 2004   MAY 31, 2003
              (IN THOUSANDS)                          (UNAUDITED)                 (UNAUDITED)
              --------------                          -----------                 -----------
Operating income                              $     29,596  $     35,088  $    113,350  $    126,109
Management fees                                       (533)            -          (533)            -
Loss (gain) on disposition of assets                    86           376          (524)          478
Depreciation and amortization                       10,136         6,651        37,195        34,535
                                              ------------  ------------  ------------  ------------
ADJUSTED OPERATING INCOME                     $     39,285  $     42,115  $    149,488  $    161,122
                                              ============  ============  ============  ============

CARIBBEAN WIRELESS

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME

                                                  THREE MONTHS ENDED              FISCAL YEAR ENDED
                                              MAY 31, 2004   MAY 31, 2003    MAY 31, 2004   MAY 31, 2003
             (IN THOUSANDS)                           (UNAUDITED)                    (UNAUDITED)
             --------------                           -----------                    -----------
Operating income                              $     15,365   $     15,744    $     65,998   $     37,878
Management fees                                        362              -             362              -
Other non-cash charges                                   -           (798)              -          3,591
Loss (gain) on disposition of assets                 1,919            457           1,972         (1,600)
Depreciation and amortization                       13,285         13,201          53,295         56,645
                                              ------------   ------------    ------------   ------------
ADJUSTED OPERATING INCOME                     $     30,931   $     28,604    $    121,627   $     96,514
                                              ============   ============    ============   ============

CARIBBEAN BROADBAND

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME

                                                   THREE MONTHS ENDED               FISCAL YEAR ENDED
                                              MAY 31, 2004    MAY 31, 2003    MAY 31, 2004   MAY 31, 2003
             (IN THOUSANDS)                           (UNAUDITED)                     (UNAUDITED)
             --------------                           -----------                     -----------
Operating income (loss)                       $      4,493    $       (481)   $      7,164   $   (198,108)
Management fees                                        171               -             171              -
Other non-cash charges                               1,513            (109)          1,513            502
(Gain) loss on disposition of assets                   (69)             73              52           (329)
Loss on impairment of assets                             -               -               -        189,492
Depreciation and amortization                       12,463          12,231          50,501         47,885
                                              ------------    ------------    ------------   ------------
ADJUSTED OPERATING INCOME                     $     18,571    $     11,714    $     59,401   $     39,442
                                              ============    ============    ============   ============

RECONCILIATION OF CONSOLIDATED NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

The Company views free cash flow as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to free cash flow is net cash provided by operating activities. The Company has presented free cash flow because this financial measure, in combination with other financial measures, is an integral part of its internal reporting system. Free cash flow provides an important measurement of the cash generated by our operations after capital reinvestment in our business and is an indicator of our ability to service our long-term debt and other corporate cash requirements. Free cash flow should not be construed as an alternative to net income (loss), as determined in accordance with GAAP or as an alternative to net cash provided by operating activities, as determined in accordance with GAAP. We believe free cash flow is useful to investors as a means to evaluate the cash-generating capabilities of our operations, as recurring capital expenditures are required in the communications industry to sustain our customer base and revenue growth. Further, we consider trends in free cash flow when making decisions regarding the allocation of financial resources.

                                                 FISCAL YEAR ENDED
                                            MAY 31, 2004    MAY 31, 2003
                                            ------------    ------------
             (IN THOUSANDS)                         (UNAUDITED)
             --------------                         -----------
Net Cash Provided By Operating Activities   $    205,160    $    192,459
Capital Expenditures                            (132,930)       (133,109)
Interest Expense, Net                            163,228         146,087
Loss on Extinguishment of Debt                    39,176               -
Non Cash Paid-In Kind Interest                   (13,997)        (25,892)
Income Tax Expense (Benefit)                       6,452         (69,904)
Deferred Income Taxes                             (2,388)         79,505
Changes in Assets and Liabilities                (68,592)        (30,315)
Other Non-Operating (Income) Loss                    (36)          1,045
Other non-cash charges                             1,513           4,093
                                            ------------    ------------
Free Cash Flow                              $    197,586    $    163,969
                                            ============    ============

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                  MAY 31, 2004
                      ($000'S, EXCEPT PER SUBSCRIBER DATA)

                                                             THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                         MAY-04             MAY-03               MAY-04           MAY-03
                                                        ----------------------------          -----------------------------
U.S. WIRELESS

Postpaid Wireless Subscribers                             532,500            516,600             532,500            516,600
Prepaid Wireless Subscribers                               22,500             21,900              22,500             21,900
                                                        ----------        ----------          ----------         ----------
Total Wireless Subscribers (1)                            555,000            538,500             555,000            538,500
Net Gain (Loss) - Wireless Subscribers (2)                  2,900              1,700              16,500                  0
Revenue per Average Wireless Customer                   $      56         $       57          $       56         $       55
Service Revenue Per Average Wireless Customer           $      46         $       43          $       45         $       40
Roaming Revenue                                         $  12,644         $   16,868          $   54,303         $   77,632
Penetration - Total Wireless                                  9.1%               8.8%                9.1%               8.8%
Postpaid Churn - Wireless                                     1.8%               1.7%                1.9%               2.0%
Prepaid & Postpaid Churn - Wireless                           2.1%               2.2%                2.3%               2.3%
Monthly MOU's per Wireless Customer (3)                       482                370                 445                328
Cost to Acquire                                         $     275         $      268          $      294         $      300
Capital Expenditures                                    $   9,473         $   18,449          $   46,882         $   44,211

CARIBBEAN

Postpaid Wireless Subscribers                              355,100           295,500             355,100            295,500
Prepaid Wireless Subscribers                               133,600            98,200             133,600             98,200
Home Phone Wireless Subscribers                              7,500             4,900               7,500              4,900
                                                        ----------        ----------          ----------         ----------
Total Wireless Subscribers                                 496,200           398,600             496,200            398,600
Net Gain (Loss) - Wireless Subscribers  (4)                 21,600             7,800              97,600             62,300
Revenue per Average Wireless Customer                   $       54        $       59          $       57         $       58
Penetration - Total Wireless                                   3.8%              3.1%                3.8%               3.1%
Postpaid Churn - Wireless                                      2.4%              2.1%                2.4%               2.7%
Prepaid  Churn - Wireless                                      6.6%              7.9%                5.6%               5.9%
Prepaid & Postpaid Churn - Wireless                            3.5%              3.7%                3.2%               3.6%
Monthly MOU's per Wireless Customer                            914               826                 907                728
Cable Television Subscribers                                73,400            78,200              73,400             78,200
Fiber Route Miles                                            1,730             1,520               1,730              1,520
Switched Access Lines                                       50,210            40,390              50,210             40,390
Dedicated Access Line Equivalents                          213,920           181,970             213,920            181,970
On-Net Buildings                                             1,160               980               1,160                980
Capital Expenditures                                    $   25,474        $   22,055          $   86,048         $   88,898

REVENUES

U.S. Wireless                                           $   93,930        $   91,560          $  370,200         $  355,629
                                                        ----------        ----------          ----------         ----------
Caribbean - Wireless                                    $   78,248        $   69,702          $  306,212         $  262,052
Caribbean - Broadband                                   $   45,410        $   36,481          $  164,735         $  141,757
Caribbean - Intercompany                               ($    2,766)      ($    2,950)        ($   12,306)       ($   10,002)
                                                        ----------        ----------          ----------         ----------
Total Caribbean                                         $  120,892        $  103,233          $  458,641         $  393,807
                                                        ----------        ----------          ----------         ----------
Consolidated                                            $  214,822        $  194,793          $  828,841         $  749,436
                                                        ==========        ==========          ==========         ==========

ADJUSTED OPERATING INCOME (5)

U.S. Wireless                                           $   39,285        $   42,115          $  149,488         $  161,122
                                                        ----------        ----------          ----------         ----------
Caribbean - Wireless                                    $   30,931        $   28,604          $  121,627         $   96,514
Caribbean - Broadband                                   $   18,571        $   11,714          $   59,401         $   39,442
                                                        ----------        ----------          ----------         ----------
Total Caribbean                                         $   49,502        $   40,318          $  181,028         $  135,956
                                                        ----------        ----------          ----------         ----------
Consolidated                                            $   88,787        $   82,433          $  330,516         $  297,078
                                                        ==========        ==========          ==========         ==========

NET DEBT

Total Debt Less Cash                                    $1,655,800        $1,691,600          $1,655,800         $1,691,600

(1) Total wireless subscribers exclude 8,000 wholesale subscribers at May 2004 and 2,400 wholesale subscribers at May 2003.

(2) Net gain excludes wholesale subscriber gain of 4,000 and 5,600 for the three and twelve months ended May 2004, respectively. Net gain excludes wholesale subscriber gain of 300 and 600 for the three and twelve months ended May 2003, respectively.

(3) Monthly MOU's per wireless customer for the three and twelve months ended May 2003 have been restated to include free night and weekend minutes.

(4) Excludes a reduction of 30,200 subscribers in the twelve months ended May 2003 from the divested Centennial Digital Jamaica operations.

(5) Adjusted operating income is net income (loss) before minority interest in income of subsidiaries, income tax (expense) benefit, other income (expense), loss on extinguishment of debt, interest expense-net, income from equity investments, loss (gain) on disposition of assets, loss on impairment of assets, depreciation and amortization, and other non-cash charges. Please refer to Exhibit A - "Non-GAAP Financial Measures."

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                         ----------------------    ----------------------
                                                          MAY 31,      MAY 31,      MAY 31,      MAY 31,
                                                           2004         2003         2004         2003
                                                         ---------    ---------    ---------    ---------
REVENUE:
     Service revenue                                     $ 207,391    $ 186,758    $ 797,863    $ 721,974
     Equipment sales                                         7,431        8,035       30,978       27,462
                                                         ---------    ---------    ---------    ---------
                                                           214,822      194,793      828,841      749,436
                                                         ---------    ---------    ---------    ---------

COSTS AND EXPENSES:
     Cost of services                                       40,297       40,915      164,589      157,840
     Cost of equipment sold                                 20,253       18,703       86,071       70,876
     Sales and marketing                                    22,706       21,531       92,241       93,013
     General and administrative                             44,292       30,304      156,937      134,722
     Depreciation and amortization                          35,884       32,083      140,991      139,065
     Loss on impairment of assets                                -            -            -      189,492
     Loss (gain) on disposition of assets                    1,936          906        1,500       (1,451)
                                                         ---------    ---------    ---------    ---------
                                                           165,368      144,442      642,329      783,557
                                                         ---------    ---------    ---------    ---------

OPERATING INCOME (LOSS)                                     49,454       50,351      186,512      (34,121)
                                                         ---------    ---------    ---------    ---------

INCOME FROM EQUITY INVESTMENTS                                  91           26          143          192
INTEREST EXPENSE - NET                                     (38,017)     (34,489)    (163,228)    (146,087)
LOSS ON EXTINGUISHMENT OF DEBT                              (3,016)           -      (39,176)           -
OTHER INCOME (EXPENSE)                                         406         (168)          36       (1,045)
                                                         ---------    ---------    ---------    ---------

   INCOME (LOSS) BEFORE INCOME TAX EXPENSE
         AND MINORITY INTEREST                               8,918       15,720      (15,713)    (181,061)

INCOME TAX (EXPENSE) BENEFIT                                (5,534)      43,444       (6,452)      69,904
                                                         ---------    ---------    ---------    ---------

   INCOME (LOSS) BEFORE MINORITY INTEREST                    3,384       59,164      (22,165)    (111,157)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                   (219)        (660)        (627)        (489)
                                                         ---------    ---------    ---------    ---------

   NET INCOME (LOSS)                                     $   3,165    $  58,504    $ (22,792)   $(111,646)
                                                         =========    =========    =========    =========

INCOME (LOSS) PER COMMON SHARE:
         BASIC AND DILUTED                               $    0.03    $    0.61    $   (0.23)   $   (1.17)
                                                         =========    =========    =========    =========

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
         BASIC                                             103,120       95,696       99,937       95,577
                                                         =========    =========    =========    =========
         DILUTED                                           104,473       95,696       99,937       95,577
                                                         =========    =========    =========    =========

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                  REVISED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                       THREE MONTHS ENDED
                                                            -------------------------------------------
                                                            FEB. 29, 2004  NOV. 30, 2003  AUG. 31, 2003
                                                            -------------  -------------  -------------
REVENUE:
     Service revenue                                          $ 199,517      $ 195,592      $ 195,363
     Equipment sales                                              8,489          7,197          7,861
                                                              ---------      ---------      ---------
                                                                208,006        202,789        203,224
                                                              ---------      ---------      ---------

COSTS AND EXPENSES:
     Cost of services                                            40,503         40,674         43,115
     Cost of equipment sold                                      22,051         22,093         21,674
     Sales and marketing                                         23,172         23,538         22,825
     General and administrative                                  40,325         36,753         35,567
     Depreciation and amortization                               34,530         34,885         35,692
     Loss (gain) on disposition of assets                           249            (55)          (630)
                                                              ---------      ---------      ---------
                                                                160,830        157,888        158,243
                                                              ---------      ---------      ---------

OPERATING INCOME                                                 47,176         44,901         44,981
                                                              ---------      ---------      ---------

INCOME FROM EQUITY INVESTMENTS                                       24              4             24
INTEREST EXPENSE - NET                                          (41,879)       (41,698)       (41,634)
LOSS ON EXTINGUISHMENT OF DEBT                                  (28,625)             -         (7,535)
OTHER INCOME (EXPENSE)                                              232            256           (858)
                                                              ---------      ---------      ---------

   (LOSS) INCOME BEFORE INCOME TAX EXPENSE
         AND MINORITY INTEREST                                  (23,072)         3,463         (5,022)

INCOME TAX BENEFIT (EXPENSE)                                      7,718         (9,476)           840
                                                              ---------      ---------      ---------
   LOSS BEFORE MINORITY INTEREST                                (15,354)        (6,013)        (4,182)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                        (126)          (149)          (134)
                                                              ---------      ---------      ---------

   NET LOSS                                                   $ (15,480)     $  (6,162)     $  (4,316)
                                                              =========      =========      =========

LOSS PER COMMON SHARE:
     BASIC AND DILUTED                                        $   (0.15)     $   (0.06)     $   (0.05)
                                                              =========      =========      =========

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
     BASIC                                                      103,046         97,839         95,754
                                                              =========      =========      =========
     DILUTED                                                    103,046         97,839         95,754
                                                              =========      =========      =========

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                   REVISED STATEMENTS OF OPERATIONS BY SEGMENT
                  (Amounts in thousands, except per share data)

                                                     THREE MONTHS ENDED
                                         ------------------------------------------
                                         FEB. 29, 2004  NOV. 30, 2003 AUG. 31, 2003
                                         -------------  ------------- -------------
US WIRELESS

REVENUE:
     Service revenue                        $ 85,793      $ 85,785      $ 89,189
     Equipment sales                           5,584         4,654         5,265
                                            --------      --------      --------
                                              91,377        90,439        94,454
                                            --------      --------      --------

COSTS AND EXPENSES:
     Cost of services                         15,658        17,085        18,589
     Cost of equipment sold                   10,226        12,119        13,161
     Sales and marketing                      11,607        12,054        11,421
     General and administrative               16,015        13,792        14,340
     Depreciation and amortization             9,068         8,989         9,002
     Gain on disposition of assets               (62)          (35)         (513)
                                            --------      --------      --------
                                              62,512        64,004        66,000
                                            --------      --------      --------

OPERATING INCOME                            $ 28,865      $ 26,435      $ 28,454
                                            --------      --------      --------

CARIBBEAN WIRELESS

REVENUE:
     Service revenue                        $ 74,973      $ 73,614      $ 71,560
     Equipment sales                           2,853         2,420         2,544
                                            --------      --------      --------
                                              77,826        76,034        74,104
                                            --------      --------      --------

COSTS AND EXPENSES:
     Cost of services                         11,233        11,004        12,144
     Cost of equipment sold                   11,710         9,872         8,391
     Sales and marketing                       9,231         9,081         9,372
     General and administrative               16,693        15,335        13,202
     Depreciation and amortization            12,987        13,007        14,016
     (Gain) loss on disposition of assets          -           (20)           73
                                            --------      --------      --------
                                              61,854        58,279        57,198
                                            --------      --------      --------

OPERATING INCOME                            $ 15,972      $ 17,755      $ 16,906
                                            --------      --------      --------

CARIBBEAN BROADBAND

REVENUE:
     Switched revenue                       $  9,524      $  9,409      $  8,799
     Dedicated revenue                        11,945        12,070        11,842
     Cable television revenue                 12,319        12,204        12,017
     Other revenue                             7,864         5,818         5,514
                                            --------      --------      --------
                                              41,652        39,501        38,172
                                            --------      --------      --------

COSTS AND EXPENSES:
     Cost of services                         16,312        15,627        15,747
     Cost of equipment sold                      115           102           121
     Sales and marketing                       2,333         2,404         2,032
     General and administrative                7,767         7,770         8,165
     Depreciation and amortization            12,475        12,887        12,676
     Loss (gain) on disposition of assets        311             -          (190)
                                            --------      --------      --------
                                              39,313        38,790        38,551
                                            --------      --------      --------

OPERATING INCOME (LOSS)                     $  2,339      $    711      $   (379)
                                            --------      --------      --------